Exhibit 99.1

Physicians Formula announces Jeff Berry as the new Interim CFO

Azusa, CA (May 15, 2009):  Physicians Formula Holdings, Inc. (NASDAQ:  FACE) (“Physicians Formula” or the “Company”) today announced that Mr. Joseph Jaeger has resigned as the Chief Financial Officer for family reasons, effective May 29, 2009.  Mr. Jeff Berry will replace him as the Interim CFO, also effective May 29, 2009.

Mr. Berry has been a member of the Board of Directors of Physicians Formula since October of 2007.  He is currently a member of the Audit Committee, and is also the Chair of the Compensation Committee and the Corporate Governance and Nominating Committee.  Mr. Berry will resign from the Board of Directors while acting as the Interim CFO, effective May 29, 2009.

Mr. Berry was the Treasurer and head of strategy and business development for Del Monte Foods (NYSE:  DLM) until June of 2008, when he resigned to work as an advisor to private equity firms in the food and personal care industries.  Prior to his experience at Del Monte, Mr. Berry was a long-time management consultant with McKinsey and Company and Bain and Company.  He has a M.B.A. from the Harvard Business School.

Ingrid Jackel, Chairwoman and CEO, stated, “Joe has been a valuable member of the Physicians Formula management team for the last five years and we appreciate his service to the Company.  We welcome Jeff as the Interim CFO given his proven strategic and financial skills.  I have worked with Jeff over the last two years in his capacity as a Board member, and he will bring a high level of strategic focus and financial acumen to our Company as we navigate through  these challenging  economic times.”

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 29,500 stores including stores operated by Wal-Mart, Target, CVS, Walgreens and RiteAid.

(FACE/F)

Contact:	John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100